UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 15, 2015

ULURU Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-49670	41-2118656
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4452 Beltway Drive
Addison, Texas 75001
(Address of principal executive offices) (Zip Code)

(214) 905-5145
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On April 15, 2015, ULURU Inc., a Nevada corporation (“Uluru”), entered into a Securities Purchase Agreement dated April 14, 2015 (the “Purchase Agreement”) with Inter-Mountain Capital Corp., a Delaware corporation (the “Investor”) related to ULURU’s issue of a $550,000 Promissory Note (the “Note”).  The purchase price for the Note, which reflects a $50,000 original issue discount, was $500,000. The Purchase Agreement also includes representations and warranties, restrictive covenants and indemnification provisions standard for similar transactions.

The Note will bear interest at the rate of 10.0% per annum, with monthly installment payments of $45,000 commencing on the date that is 120 calendar days after the issuance date of the Note. At Uluru’s option, subject to certain volume, price and other conditions, the monthly installments may be paid in whole, or in part, in cash or in common stock, $.001 par value of Uluru (“Common Stock”).  If the monthly installments are paid in Uluru Common Stock, such shares being issued will be based on a price that is 80% of the average of the three lowest volume weighted average prices of the shares of Common Stock during the preceding twenty trading days.  The percentage declines to 70% if the average of the three lowest volume weighted average prices of the shares of Common Stock during the preceding twenty trading days is less than $0.05 per share.  The Note is not subject to conversion at the discretion of the Investor.

At the option of Uluru, the outstanding principal balance of the convertible note, or a portion thereof, may be prepaid in cash at 120% of the amount elected to be prepaid.  The Note is unsecured.

Events of default under the Note include failure to make required payments, the entry of a $100,000 judgment not stayed within 30 days, breach of representations or covenants under the transaction documents, various events associated with insolvency or failure to pay debts, delisting of the Common Stock, a restatement of financial statements and a default under certain other agreements.  In the event of default, the interest rate under the Note increases to 18% and the Note becomes callable at a premium.  In addition, the Investor has all remedies under law and equity.

As part of the debt financing, the Investor will also receive a warrant (the “Warrant”) to purchase up to an aggregate of 194,118 shares of Common Stock.  The Warrant has an exercise price of $0.85 per share and expires on April 30, 2020. The Warrant includes a standard net cashless exercise provision and provisions requiring proportionate adjustments in connection with a recapitalization transaction.

As part of the debt financing, Uluru entered into a Registration Rights Agreement whereby Uluru has agreed to prepare and file with the Securities and Exchange Commission a registration statement no later than May 11, 2015 and to cause such registration statement to be declared effective no later than 120 after the closing date and to keep such registration statement effective for a period of no less than 180 days.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information regarding the Note from Item 1.01 in incorporated herein by reference.

Item 3.02	Unregistered Sale of Equity Securities

The Note, the Warrant and the shares issuable to pay monthly installments under the Note and exercise of the Warrant are being issued in reliance upon the exemptions for sales of securities not involving a public offering, as set forth in Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Regulation D promulgated thereunder, based upon the following: (a) the investor confirmed that it was an “accredited investor,” as defined in Rule 501 of Regulation D promulgated under the Securities Act and  had such background education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities; (b) there was no public offering or general solicitation with respect to the offering; (c) the Investor was provided with certain disclosure materials and all other information requested with respect to the Company; (d) the Investor acknowledged that the securities being purchased were “restricted securities” for purposes of the Securities Act and agreed to transfer the underlying securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act; (e) a Form D is being filed with the Commission; and (f) the Note and Warrant are subject to restrictions on transfer, and restrictive legends will be placed on the shares issuable thereunder, except to the extent that such shares may immediately be resold pursuant to an effective registration statement or Rule 144 under the Securities Act.

The descriptions of terms and conditions of the Purchase Agreement, the Note, the Warrant, the Registration Rights Agreement and other documents set forth herein are not complete and are qualified in their entirety by the text of the respective documents attached hereto as an Exhibit.

Item 8.01	Other Events

In connection with the Purchase Agreement, Uluru and the Investor entered into a Settlement Agreement (the “Settlement Agreement”) for the purpose of settling the pending litigation between Uluru and the Investor in the U.S. Federal Court for the District of Utah, Central Division with respect to the Investor’s cashless exercise on May 1, 2014 of a warrant to purchase Common Stock issued in June 2012.  Under the Settlement Agreement and related documents, Uluru and Investor agreed that Investor would exercise the warrant as part of closing and receive 361,516 shares of Common Stock.  The Settlement Agreement also included standard releases and anticipated the prompt filing of dismissal documents.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
4.1	Warrant to Purchase Shares of Common Stock, dated April 14, 2015.
10.1	Promissory Note, dated April 14, 2015.
10.2	Securities Purchase Agreement, dated April 14, 2015, by and between ULURU Inc. and Inter-Mountain Capital Corp.
10.3	Registration Rights Agreement, dated April 14, 2015, by and between ULURU Inc. and Inter-Mountain Capital Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ULURU Inc.

Date: April 17, 2015	By:	/s/ Terrance K. Wallberg
Terrance K. Wallberg
Vice President and Chief Financial Officer